Exhibit 4.27
WAIVER OF NON-COMPETITION COVENANT
This WAIVER (this “Waiver”) is entered into as of November 1, 2008 (the “Effective Date”) by and among eLong, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “eLongNet”), and Expedia, Inc., a company organized under the laws of the State of Delaware, USA (“Expedia”), and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“Expedia Asia Pacific-Alpha”).
RECITALS
WHEREAS, the Company, eLongNet, eLongNet Hi-Tech (Beijing) Co., Ltd. (“Hi-Tech”), IACT Asia Pacific Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“IACT Asia Pacific”), and InterActiveCorp, a company organized under the laws of the State of Delaware, USA (“IAC”), entered into that Transaction Agreement (the “Agreement”) made as of the 23rd day of July, 2004;
WHEREAS, IACT Asia Pacific changed its name to Expedia Asia Pacific-Alpha, and IAC assigned its interest in the Agreement to Expedia;
WHEREAS, Beijing eLong Information Technology Co., Ltd., an affiliate of the Company, holds a license for Internet content provision services, and Hi-Tech has been dissolved;
WHEREAS, Hotels.com, L.P., a Texas limited partnership (“Hotels.com”) is a subsidiary of Expedia;
WHEREAS, Section 5.10(a) of the Agreement, subject to certain exceptions, prohibits Expedia, or any Expedia affiliate or subsidiary, from owning, managing, operating, financing, joining, or controlling, or participating in the ownership, management, operation, financing or control of, or being associated as a director, partner, lender, investor or representative in connection with, any entity or business which operates a travel service in the People’s Republic of China (“PRC”) or which markets travel services to PRC residents (the “Non-Compete Covenant”) until such time as certain conditions are met, which, as of the Effective Date, have not been met;
WHEREAS, Expedia, through one or more of its affiliates or subsidiaries, including but not limited to Hotels.com, desires to provide travel services in the PRC , exclusively via a Web site located at www.hotels.cn or any successor or replacement thereof which is owned and operated by Hotels.com (the “Hotels.cn Web Site”) and to market the Hotels.cn Web Site to PRC residents (the “Purpose”), and in connection therewith, the Company and Hotels.com wish to enter into (i) a Private Label Agreement dated as of even date herewith (the “Private Label Agreement”) and (ii) a Profit Share Agreement dated as of even date herewith (the “Profit Share Agreement”), in order to implement and/or fulfill the Purpose; and
WHEREAS, the Company and eLongNet desire to waive their rights under the Non-Compete Covenant of Section 5.10(a) of the Agreement insofar as it may restrict or prohibit Hotels.com from pursuing the Purpose pursuant to terms and conditions of the Private Label Agreement and the Profit Share Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1. Waiver of Non-Competition Covenant. The Company and eLongNet, jointly and severally, hereby waive their rights under the Non-Compete Covenant of Section 5.10(a) of the Agreement solely as related to the Purpose to the extent contemplated and permitted by the Private Label Agreement and the Profit Share Agreement, as the case may be. Expedia, through Hotels.com, is hereby expressly authorized to carry out all activities reasonably necessary to implement and/or fulfill the Purpose pursuant to the Private Label Agreement and the Profit Share Agreement, as the case may be, including but not limited to, the hiring of employees, and the provision of travel services exclusively via the Hotels.cn Web Site and to market the Hotels.cn Web Site to PRC Residents.
2. Waiver Reinstatement. If the Private Label Agreement or the Profit Share Agreement, as the case may be, shall expire or terminate for any reason, the rights of the Company and eLongNet under the Non-Compete Covenant of Section 5.10(a) of the Agreement waived by this Waiver, shall be reinstated in their entirety upon such expiration or termination.
3. Except as specifically and to the extent amended pursuant to this Waiver, the Agreement remains in full force and effect in accordance with its terms.
4. This Waiver may be executed in a number of identical counterparts. A telecopied facsimile of a duly executed counterpart of this Waiver shall be sufficient evidence of the binding agreement of each party to the terms herein.
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IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

ELONG, INC.		EXPEDIA, INC.

By:	/s/ Guangfu Cui Name: Guangfu Cui Title: CEO	By:	/s/ Burke F. Norton Name: Burke F. Norton Title: Executive Vice President General Counsel and Secretary

ELONG NET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.		EXPEDIA ASIA PACIFIC-ALPHA LIMITED

By:	/s/ Guangfu Cui Name: Guangfu Cui	By:	/s/ Burke F. Norton Name: Burke F. Norton
	Title: Director		Title: Director